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                      [LETTERHEAD OF WESTERN ATLAS INC.]



FOR IMMEDIATE RELEASE                                       NEWS RELEASE

Contacts:  Dirk Koerber (310) 888-2575 or
           Jacquie Hook (310) 888-2580 (Western Atlas)
           Donald Rowley (319) 369-3250 (Norand)
           Keith Everett (206) 348-2686 (Intermec)


WESTERN ATLAS COMPLETES
TENDER OFFER FOR
NORAND CORPORATION


          BEVERLY HILLS, Calif./CEDAR RAPIDS, Iowa -- Febrary 24, 1997 -- Western Atlas Inc. (NYSE: WAI) and Norand Corporation (Nasdaq/NNM: NRND) announced today the successful completion of the tender offer by Western Atlas to acquire the common stock of Norand at $33.50 per share.

          According to a preliminary count by The Bank of New York, the depositary for the tender offer, approximately 97.58 percent of the outstanding shares of Norand common stock had been tendered pursuant to the tender offer, and were accepted for purchase by WAI Acquisition Corp., a Western Atlas wholly owned subsidiary.

          The Company will acquire all remaining shares of Norand through the merger of WAI Acquisition Corp. into Norand, at which time Norand will become a wholly owned subsidiary of Western Atlas. As part of that merger, each remaining Norand share will be converted into the right to receive $33.50 per share in cash, without interest.

          Western Atlas participates in the fast-growing automated data collection (ADC) market through its Seattle-based Intermec subsidiary, whose products and services are complementary to those of Norand. ADC technologies include bar code printers, laser scanners and other imaging methods, as well as hand-held computers and wireless radio frequency (RF) transmission devices.

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          Norand designs, manufactures and markets mobile computing systems and wireless data communications networks using RF technoloy. NORAND (Registered) systems allow businesses worldwide to apply information technology to industrial and field automation settings. Typical applications include route accounting, field-sales automation, and inventory database management in manufacturing, warehouse and retail settings.

          Headquartered in Beverly Hills, California, Western Atlas is a global supplier of oilfield information services and industrial automation systems with annual revenues of more than $2.5 billion.

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